NEWS RELEASE

Enbridge Reports Strong Third Quarter 2022 Financial Results and Secures B.C. Pipeline Expansion

CALGARY, AB, November 4, 2022 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported third quarter 2022 financial results, announced $3.8 billion of newly secured growth projects, including an expansion of the T-South segment of the B.C. Pipeline, and reaffirmed its 2022 financial outlook.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Third quarter GAAP earnings of $1.3 billion or $0.63 per common share, compared with GAAP earnings of $0.7 billion or $0.34 per common share in 2021
•Adjusted earnings* of $1.4 billion or $0.67 per common share*, compared with $1.2 billion or $0.59 per common share in 2021
•Adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* of $3.8 billion, compared with $3.3 billion in 2021
•Cash provided by operating activities of $2.1 billion, compared with $2.3 billion in 2021
•Distributable cash flow (DCF)* of $2.5 billion or $1.24 per common share*, compared with $2.3 billion or $1.13 per common share in 2021
•Reaffirmed 2022 full year guidance range for EBITDA of $15.0 billion to $15.6 billion and DCF per share of $5.20 to $5.50
•Secured an expansion of B.C. Pipeline's T-South section adding 300 million cubic feet per day (MMcf/d) of capacity with an estimated capital cost of up to $3.6 billion
•Launched a binding open season for a second expansion of B.C. Pipeline's T-North section adding approximately 500MMcf/d of capacity
•Formed strategic partnership with 23 First Nation and Métis communities selling a 11.57% non-operating interest in seven Regional Oil Sands pipelines for $1.12 billion
•Advanced U.S. Gulf Coast oil strategy through increased interest in Gray Oak Pipeline while lowering commodity exposure with reduced interest in DCP Midstream LP; received US$400 million cash
•Enhanced North American renewable development portfolio with US$270 million acquisition of Tri Global Energy (TGE)
•Acquired additional 10% ownership interest in Cactus II Pipeline in the Permian bringing Enbridge's ownership to 30%
•Sanctioned investment for four additional oil storage tanks at the Enbridge Ingleside Energy Center (EIEC)
•Secured two new RNG projects in Ontario where Enbridge will invest in gas upgrading and pipeline connections
•Released Enbridge's Indigenous Reconciliation Action Plan building on the Company's growing track record of engagement with Indigenous communities and employees

CEO COMMENT
Al Monaco, President and CEO commented on the following:

"While global economies and energy markets are experiencing significant volatility, Enbridge's premium North America franchises, resilient commercial underpinnings, and our increasing inventory of organic opportunities put us in a great position to continue to grow into the future. The fundamentals of our business continue to be positive; it's clear that the world needs all forms of energy to meet future demand, especially in the context of the energy security, reliability, and affordability challenges that everyone is faced with in today's environment.

"We are pleased with our strong third quarter results and year-to-date performance, a testament to the Enbridge team across our four core businesses. We're tracking to plan and expect to achieve our 2022 EBITDA and DCF per share guidance. Looking forward, our low-risk business model provides us with excellent visibility to growing cash flows and our assets are underpinned by long-term contracts or cost-of-service frameworks that provide built-in inflation protections.

"The current environment and strong global energy fundamentals validate our dual-pronged strategy of expanding and modernizing our conventional business and increasing investment in low-carbon growth. We've made excellent progress on the priorities that we laid out at Enbridge Day last December, particularly related to our natural gas strategy on both sides of the border.

"On the conventional infrastructure side, last quarter we sanctioned a major expansion of our T-North gas transmission system in British Columbia and agreed to acquire a 30% interest in Woodfibre LNG near Squamish. The 535 MMcf/d T-North expansion is progressing and we expect to close the Woodfibre transaction shortly.

"Today we're announcing an expansion of our T-South system that will provide much needed capacity for customers, supported by binding long-term take-or-pay commitments. The expansion is critical to meet natural gas demand and ensuring energy reliability in the region. The project illustrates well the criticality of existing pipe in the ground in minimizing the environmental footprint of much needed energy infrastructure. The project will be developed in consultation and close collaboration with communities.

"We also announced today an open season for a further expansion of our T-North system of approximately 500 MMcf/d. This expansion is needed to support regional production growth, LNG exports, and increased demand.

"South of the border, we're also excited about our growing opportunity set in the U.S. Gulf Coast where we already feed five LNG export facilities and we have line of sight to additional LNG related and regional gas pipeline expansion projects.

"Continuing with natural gas, we're executing our $3.5 billion secured growth program at our Ontario gas distribution utility with $1.1 billion of projects on track to enter service this year. Last week, we filed a regulatory application that will establish the next incentive framework, through 2028. This rate-making model has worked well for customers and Enbridge, and we expect continued rate base and earnings growth from this franchise.

"In our Liquids business, we've seen strong recovery of Western Canadian supply and throughput across our systems, including the Mainline. We've sanctioned construction of four new oil storage tanks at our Ingleside export facility and acquired an additional 10% interest in the Cactus II Pipeline, both of which bolster our U.S. Gulf Coast oil export strategies.

"We announced a landmark partnership with Athabasca Indigenous Investments on seven pipelines in the Athabasca region. We're excited to work together with our Indigenous partners on operating these assets, as well as stewarding the surrounding environment. This transaction demonstrates our commitment to recycling capital at attractive valuations and provides a framework for potential future Indigenous partnerships which we believe will be a critical component of future energy infrastructure development and ownership.

"Discussions with shippers on a new Mainline commercial agreement continue. We are pursuing two commercial paths - the potential for another incentive-type tolling arrangement, or a cost-of-service model. While we anticipated a decision to determine the optimal path for Enbridge and our customers in the third quarter, discussions are ongoing, and we expect to continue negotiations through the end of the year.

"This quarter, we made great progress on our low-carbon priorities. In renewables, our acquisition of Tri Global Energy meaningfully accelerates our North American strategy and opportunity set. The Tri Global team strongly complements our existing capabilities and the deal immediately adds an attractive backlog of 3 GW of development projects that could be in service between 2024 and 2028, with more opportunities in the works. In Europe, execution of our four offshore wind projects off the coast of France is progressing, with Saint Nazaire wrapping up and expected to generate first power later this month.

"We've also made good strides in our RNG business with two newly secured projects in Ontario totaling approximately $100 million, which will supply zero emissions natural gas, delivered under long term take-or-pay contracts.

"With today's announcements, we've secured $8 billion of new capital projects this year and our secured capital backlog is now $17 billion, which will be fully funded within our equity self-funding model. Our secured program is diversified and underpinned by commercial models that align with our low-risk value proposition. We will continue to be disciplined allocators of capital by focusing on a strong balance sheet, investing wisely in the business, and returning capital to shareholders.

"Finally, as I reflect on my 27 years at Enbridge, the last 11 as CEO, I'm proud of what the Enbridge team has accomplished. We've consistently grown cash flows and the dividend, delivered on our strategic priorities, and materially enhanced and diversified our asset mix by substantially increasing our natural gas footprint and low-carbon platform and capabilities. I'm particularly pleased with how we have positioned our business and implemented strategies to lead the energy transition. Looking forward, we'll continue to deliver on our purpose to fuel people's quality of life, safely, reliably, and sustainably.

"I've been honored to lead Enbridge and I'm confident that under Greg Ebel's leadership, the management team will continue to grow Enbridge - North America's leading energy infrastructure company. I wish to sincerely thank our immensely skilled and dedicated staff, shareholders and other stakeholders, and our Board of Directors for their support of Enbridge. Since the announcement, Greg and I have implemented a transition plan to ensure a smooth changeover and maintain momentum and consistency - and that's well underway."

FINANCIAL RESULTS SUMMARY

Financial results for the three months ended September 30, 2022 and 2021 are summarized in the table below:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,279	682	3,656	3,976
GAAP Earnings per common share	0.63	0.34	1.80	1.97
Cash provided by operating activities	2,144	2,313	7,617	7,366
Adjusted EBITDA[1]	3,758	3,269	11,620	10,314
Adjusted Earnings[1]	1,366	1,184	4,421	4,175
Adjusted Earnings per common share[1]	0.67	0.59	2.18	2.06
Distributable Cash Flow[1]	2,501	2,290	8,320	7,554
Weighted average common shares outstanding	2,025	2,024	2,026	2,023
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

GAAP earnings attributable to common shareholders for the third quarter of 2022 increased by $597 million or $0.29 per share compared with the same period in 2021, primarily due to operating performance factors discussed in detail below and a $1,076 million gain ($732 million after-tax) recorded on the closing of the joint venture merger transaction with Phillips 66 (P66). This has been partially offset by the impact of the mark-to-market value of derivative financial instruments used to manage foreign exchange risk. In the third quarter of 2022, GAAP earnings attributable to common shareholders were negatively impacted by non-cash, net unrealized derivative fair value losses of $1,334 million ($1,021 million after-tax) compared with unrealized losses of $436 million ($332 million after-tax) in the third quarter of 2021.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Management's Discussion & Analysis for the third quarter of 2022 filed in conjunction with the third quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the third quarter of 2022 increased by $489 million compared with the same period in 2021. This was primarily driven by contributions from new assets placed into service including the U.S. portion of the Line 3 Replacement Project and the acquisition of EIEC, as well as the recognition of higher revenues from updated rates on Texas Eastern as a result of its recent rate case.

Adjusted earnings in the third quarter of 2022 increased by $182 million, or $0.08 per share, primarily due to higher Adjusted EBITDA contributions, offset by higher financing costs due to lower capitalized interest with the completion of the U.S. portion of the Line 3 Replacement Project along with the impacts of rising interest rates on floating-rate debt, and increased depreciation expense on new assets placed into service in the fourth quarter of 2021.

DCF for the third quarter of 2022 increased by $211 million, or $0.11 per share, primarily due to higher Adjusted EBITDA contributions partially offset by the timing of maintenance capital spend, higher cash taxes on higher taxable earnings, and higher financing costs noted above.

Detailed financial information and analysis can be found below under Third Quarter 2022 Financial Results.

FINANCIAL OUTLOOK

The Company reaffirms its 2022 financial guidance, which includes adjusted EBITDA between $15.0 and $15.6 billion and DCF per share between $5.20 to $5.50. Results for the nine months of 2022 are in line with expectations and the Company anticipates that its businesses will continue to experience strong capacity utilization and throughput, and good operating performance through the balance of the year with normal course seasonality. Forward financial guidance reflects a provision in recognition of the uncertainty of future Mainline tolls associated with the ongoing commercial framework discussions with shippers.

Strong operational performance is expected to be offset by challenging market conditions which continue to impact Energy Services, along with higher financing costs, due to increased interest rates on unhedged floating rate debt, relative to 2022 financial guidance.

FINANCING UPDATE

During the third quarter of 2022, Enbridge Gas Inc. a wholly-owned subsidiary of Enbridge, issued $325 million of 10-year senior notes and $325 million of 30-year senior notes. Additionally, Enbridge issued US$1.1 billion of 60-year hybrid subordinated notes which will receive partial equity treatment from rating agencies. These debt offerings were completed at attractive rates with proceeds used to pay down existing indebtedness, fund capital projects, and for other general corporate purposes.

In August of 2022, the Company closed a transaction with P66 which provided Enbridge with approximately US$400 million of net proceeds. In October of 2022, Enbridge completed the sale of a minority non-operating interest in certain Enbridge-operated pipelines in the Athabasca region of northern Alberta to Athabasca Indigenous Investments (Aii) for $1.12 billion of cash proceeds. Both transactions are discussed below. Proceeds from these transactions create financial flexibility and provide Enbridge with additional investable capacity to be deployed within the Company's disciplined capital allocation framework.

The Company expects to continue to fund its secured capital growth program within its equity self-funding model utilizing internally generated cash flows, proceeds from recently completed transactions and future debt financings.

SECURED GROWTH PROJECT EXECUTION UPDATE

During the third quarter, the Company added approximately $3.8 billion of growth capital to its secured capital program, including an expansion of the T-South section of the B.C. Pipeline System (T-South Expansion) with an estimated capital cost of up to $3.6 billion, a US$60 million expansion of storage facilities at EIEC, and an approximately $100 million investment in two RNG projects in Ontario.

The Company's current secured growth program is now approximately $17 billion with the Company expecting to place $4.0 billion into service in 2022 with the East-West Tie-Line and Gulfstream Phase VI projects already in service.

B.C. Pipeline Expansions

Enbridge continues to advance engineering and design work on the previously announced 535 MMcf/d expansion of the T-North segment (Aspen Point) of the B.C. Pipeline System with an estimated capital cost of $1.2 billion. The Company expects to file its application with the CER in 2024 with an anticipated in-service date in 2026.

During the third quarter, Enbridge successfully completed an oversubscribed binding open season and is proceeding with the 300 MMcf/d T-South Expansion project with a capital cost of up to $3.6 billion.

The T-South Expansion will consist of compressor unit additions, pipeline looping and other ancillary station modifications. Enbridge has now begun the regulatory and permitting process and plans to file its application with the Canada Energy Regulator (CER) in 2024. The project is expected to be placed in service in 2028 and will be underpinned by a cost-of-service commercial model.

Today, Enbridge announced that it is proceeding with a binding open season for a further expansion of approximately 500 MMcf/d on the T-North segment of the B.C. Pipeline with an estimated capital cost of up $1.9 billion to meet demand for further egress from growing Montney production, LNG exports, and to accommodate downstream demand. The open season is expected to close in early 2023.

BUSINESS UPDATES

Advancing U.S. Gulf Coast Oil Strategy

On August 17, 2022, Enbridge completed a joint venture merger transaction with P66 resulting in a single joint venture holding both Enbridge's and P66's indirect ownership interests in Gray Oak Pipeline, LLC (Gray Oak) and DCP Midstream LP (DCP) and an agreement to realign their respective economic and governance interests in the underlying business operations.

Enbridge's indirect economic interest in Gray Oak has increased to 58.5% from 22.8% and Enbridge will assume operatorship of Gray Oak in the second quarter of 2023. The Company's indirect economic interest in DCP has been reduced to 13.2% from 28.3%. Additionally, Enbridge received approximately US$400 million of cash proceeds from the merged entity.

Gray Oak is a long-haul, contracted pipeline providing critical, low-cost connectivity from the Permian basin to Corpus Christi and Houston regions.

On November 2, 2022, the Company announced that it acquired an additional 10% ownership interest in the 670 thousand barrel per day (kbpd) Cactus II Pipeline (Cactus II) for US$177 million in cash from Western Midstream. Enbridge's non-operating ownership in Cactus II is now 30%.

Cactus II is a highly contracted take-or-pay system that benefits from flexible delivery options across key locations in Corpus Christi and is integrated with EIEC. The pipeline has the lowest operating cost of all major Permian oil pipelines and can offer competitive tariffs to utilize available capacity to transport intermittent volumes.

Also today, Enbridge has sanctioned a US$60 million oil storage expansion at EIEC which will add four additional oil storage tanks for approximately two million barrels of additional storage capacity in 2024.

In combination with EIEC and Enbridge's increased economic interest in Gray Oak and Cactus II, the Company is well-positioned to provide transportation solutions for growing Permian Basin supply to local U.S. Gulf Coast and global export markets.

Acquisition of Tri Global Energy

On September 29, 2022, Enbridge announced the acquisition of TGE, a leading US renewable power project developer, for US$270 million in cash and assumed debt. TGE has a large development portfolio, including 3.9 GW of renewable generation projects that TGE has already sold to operators, which will generate development fees and DCF per share accretion for Enbridge beginning in 2023. In addition, 3 GW of wholly-owned, late-stage development projects are expected to be placed into service between 2024 and 2028, providing visible cash flow growth, along with a large slate of early-stage development projects.

Rising targets for State renewable portfolio standards and growing private sector demand for zero-carbon electricity are set to drive investment in wind and solar power generation significantly higher over the next decade. The acquisition of TGE enhances Enbridge's renewable power platform and further builds on the Company's inventory of North American growth opportunities.

Athabasca Indigenous Investments Partnership

On October 5th, 2022, Enbridge closed the previously announced partnership with Aii, a newly created entity representing 23 First Nation and Métis communities, whereby Aii acquired an 11.57% non-operating interest in seven Enbridge-operated Regional Oil Sands pipelines in northern Alberta for $1.12 billion. The transaction included the following pipelines: Athabasca; Wood Buffalo/Athabasca Twin and associated tanks; Norlite Diluent; Waupisoo; Wood Buffalo; Woodland; and the Woodland extension.

The partnership with Aii strengthens the Company's record of engagement with Indigenous communities and developing financial partnerships. It also provides Enbridge an opportunity to realize value from its existing asset base and supplements the Company's investable capacity into new value enhancing growth opportunities.

Texas Eastern Transmission, LP (Texas Eastern) Rate Case

On September 8, 2022, Texas Eastern filed an uncontested Stipulation and Agreement with the Federal Energy Regulatory Commission (FERC) to resolve all issues from the rate proceeding. The comment and reply period ended October 11, 2022 and it is now with the FERC awaiting approval.

Mainline Commercial Framework

The Company is currently advancing two potential commercial frameworks for the Canadian Mainline in parallel: i) a new incentive rate-making agreement that may be similar to the Competitive Toll Settlement (CTS) agreement that expired on June 30, 2021, and ii) a Canadian Mainline cost-of-service application. Either framework is anticipated to provide attractive risk-adjusted returns and the range of financial outcomes is not expected to materially impact Enbridge's financial outlook.

Enbridge has consulted with industry participants regarding the Canadian Mainline and shared incentive rate making proposals, supported by detailed cost information, with an industry representative group comprised of a cross-section of participants, including producers, integrated producers and refiners.

The Company had previously anticipated deciding whether to file either a negotiated incentive tolling settlement or a Canadian Mainline cost-of-service application with the CER in the third quarter of 2022. However, we expect negotiations with stakeholders to continue through the end of the year.

Enbridge has already filed and is currently negotiating with shippers a cost-of-service application with the FERC in the U.S for the Lakehead System (U.S. portion of the Mainline).

Enbridge is collecting interim tolls, which are subject to refund, related to its July 1, 2021 Lakehead cost of service filing. On the Canadian Mainline, Enbridge is also collecting, per the terms of the CTS, interim tolls consistent with the tolls in effect on June 30, 2021 when the CTS agreement expired and which are also subject to refund. The Company's financial results and forward 2022 financial guidance reflects a provision in recognition of the uncertainty of future mainline tolls.

THIRD QUARTER 2022 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	1,946	1,673	6,093	5,756
Gas Transmission and Midstream	2,251	884	4,384	2,725
Gas Distribution and Storage	286	282	1,368	1,374
Renewable Power Generation	105	91	389	362
Energy Services	(70)	(204)	(348)	(379)
Eliminations and Other	(935)	(121)	(1,284)	191
EBITDA[1]	3,583	2,605	10,602	10,029

Earnings attributable to common shareholders	1,279	682	3,656	3,976

Cash provided by operating activities	2,144	2,313	7,617	7,366
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rate (C$1.31/US$) in the third quarter of 2022 when compared with the third quarter in 2021 (C$1.26/US$). A portion of U.S. dollar earnings is hedged under the Company's enterprise-wide financial risk management program. The offsetting hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Mainline System	1,271	1,083	3,778	3,264
Regional Oil Sands System	236	225	694	693
Gulf Coast and Mid-Continent System	375	252	1,006	702
Other Systems[1]	387	338	1,103	964
Adjusted EBITDA[2]	2,269	1,898	6,581	5,623

Operating Data (average deliveries – thousands of bpd)
Mainline System - ex-Gretna volume[3]	2,966	2,673	2,917	2,680
International Joint Tariff (IJT)[4]	$4.27	$4.27	$4.27	$4.27
Competitive Tolling Settlement (CTS) Surcharges[4]	$0.26	$0.26	$0.26	$0.26
Line 3 Replacement Surcharge[4,5,6]	$0.85	$0.20	$0.91	$0.20
1 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and Feeder Pipelines and Other.
2 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
3 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
4 The IJT benchmark toll and its components are set in U.S. dollars and the majority of the Company’s foreign exchange risk on the Canadian portion of the Mainline is hedged. The Canadian portion of the Mainline represents approximately 55% of total Mainline System revenue and the average effective FX rate realized for the Canadian portion of the Mainline during the third quarter of 2022 was C$1.23/US$ (Q3 2021: C$1.26/US$). The U.S. portion of the Mainline System is subject to FX translation similar to the Company’s other U.S. based businesses, which are translated at the average spot rate for a given period. A portion of this U.S. dollar translation exposure is hedged under the Company's enterprise-wide financial risk management program with offsetting hedge settlements reported within Eliminations and Other. The Company is currently recording a provision against the IJT in recognition of the uncertainty of the final Mainline tolls upon the completion of the Mainline commercial framework negotiations.
5    The interim surcharge of US$0.20 for the Canadian portion of the Line 3 Replacement Project, which was placed into service on December 1, 2019, was collected until October 1, 2021. With the completion of the U.S. portion of the Line 3 Replacement Project on October 1, 2021, the interim surcharge was replaced by the full Line 3 Replacement surcharge.
6 Effective July 1, 2022, the Line 3 Replacement Surcharge, exclusive of the receipt terminalling surcharge, will be determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the Line 3 Replacement Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $371 million compared with the third quarter of 2021, primarily related to:
•higher Mainline System throughput enabled by incremental Line 3 capacity placed into service October 1, 2021, higher tolls due to the implementation of the full Line 3 Replacement surcharge compared with the smaller surcharge on the Canadian portion of the project in effect prior to October 2021, partially offset by the recognition of a provision against the interim Mainline IJT for barrels shipped in 2022 and higher power costs as a result of increased volumes and increased power prices;
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to the acquisition of EIEC and related assets in the fourth quarter of 2021, higher volumes on the Flanagan South Pipeline, and an increased economic interest in the Gray Oak Pipeline as a result of the joint venture merger transaction with P66; partially offset by lower contributions from the Seaway Crude Pipeline System and Cushing storage assets as a result of lower demand; receipts of cash not recognized in revenue related to unshipped contracted volumes at EIEC that have a contractual right to ship at a later date are recognized in DCF;
•higher contributions from the Bakken System due to higher volumes; and
•the positive effect of translating U.S. dollar denominated EBITDA at a higher Canadian to U.S. dollar average exchange rate, which is partially offset in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program.

Gas Transmission And Midstream

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	853	732	2,372	2,235
Canadian Gas Transmission	157	130	485	412
U.S. Midstream	114	85	334	169
Other	34	39	109	112
Adjusted EBITDA[1]	1,158	986	3,300	2,928
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission and Midstream adjusted EBITDA increased $172 million compared with the third quarter of 2021, primarily related to:

•higher U.S. Gas Transmission contributions from the Cameron Extension, Middlesex Extension and the Appalachia to Market projects placed into service in the fourth quarter of 2021 and the recognition of revenues attributable to the Texas Eastern rate case resulting from an uncontested Stipulation & Agreement;
•higher Canadian Gas Transmission contributions from the T-South Expansion and Spruce Ridge projects placed fully into service in the fourth quarter of 2021 and higher contributions from Enbridge's investment in the Alliance Pipeline due to higher AECO-Chicago basis differential;
•higher U.S. midstream contributions resulting from higher commodity prices at Enbridge's DCP and Aux Sable joint ventures, partially offset by reduced economic interest in DCP as a result of the joint venture merger transaction with P66; and
•the positive effect of translating U.S. dollar denominated EBITDA at a higher Canadian to U.S. dollar average exchange rate within U.S. Gas Transmission and U.S. Midstream, which is partially offset in the Eliminations and Other segment as part of the Company's enterprise-wide financial risk management program.

Gas Distribution And Storage

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Enbridge Gas Inc. (EGI)	285	294	1,358	1,317
Other	8	2	31	86
Adjusted EBITDA[1]	293	296	1,389	1,403

Operating Data
EGI
Volumes (billions of cubic feet)	349	302	1,556	1,383
Number of active customers[2] (millions)			3.8	3.8
Heating degree days[3]
Actual	79	61	2,602	2,350
Forecast based on normal weather[4]	91	94	2,535	2,538
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
2 Number of active customers is the number of natural gas consuming customers at the end of the reported period.
3 Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
4 Normal weather is the weather forecast by EGI in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Gas Distribution and Storage adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year reflecting greater volumetric demand during the heating season. The magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes.

Gas Distribution & Storage adjusted EBITDA remained consistent compared with the third quarter of 2021, resulting from higher distribution charges at EGI from increases in rates and customer base that were offset by higher maintenance and integrity costs.

When compared with the normal weather forecast embedded in rates, the weather in the third quarter of 2022 and 2021 had no impact on EBITDA.

Renewable Power Generation

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	113	89	400	356
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $24 million compared with the third quarter of 2021 primarily related to higher energy pricing at European offshore wind facilities.

Energy Services

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	(132)	(116)	(302)	(277)
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Energy Services adjusted EBITDA decreased $16 million compared with the third quarter of 2021. The decrease is the result of a more pronounced market structure backwardation than in the same period of 2021 limiting storage opportunities and significant compression of location and quality differentials in certain markets.

Eliminations and Other

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	22	66	107	153
Realized foreign exchange hedge settlement gains	35	50	145	128
Adjusted EBITDA[1]	57	116	252	281
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the offsetting impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA decreased $59 million compared with the third quarter of 2021 due to:
•the timing of recovery of operating and administrative costs from the business segments; and
•lower realized foreign exchange gains on hedge settlements.

Distributable Cash Flow

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,269	1,898	6,581	5,623
Gas Transmission and Midstream	1,158	986	3,300	2,928
Gas Distribution and Storage	293	296	1,389	1,403
Renewable Power Generation	113	89	400	356
Energy Services	(132)	(116)	(302)	(277)
Eliminations and Other	57	116	252	281
Adjusted EBITDA[1,3]	3,758	3,269	11,620	10,314
Maintenance capital	(215)	(142)	(466)	(412)
Interest expense[1]	(837)	(665)	(2,357)	(1,977)
Current income tax[1]	(129)	(89)	(391)	(210)
Distributions to noncontrolling interests[1]	(60)	(66)	(184)	(207)
Cash distributions in excess of equity earnings[1]	9	52	153	248
Preference share dividends	(81)	(92)	(254)	(274)
Other receipts of cash not recognized in revenue[2]	48	23	173	74
Other non-cash adjustments	8	—	26	(2)
DCF[3]	2,501	2,290	8,320	7,554
Weighted average common shares outstanding	2,025	2,024	2,026	2,023
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.

Third quarter 2022 DCF increased $211 million compared with the same period of 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, as well as:
•higher receipts of cash not recognized in revenue related to unshipped contracted volumes at EIEC that have a contractual right to ship at a later date; offset by
•the timing of maintenance capital spend;
•higher interest expense due to higher interest rates impacting floating-rate debt, lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021, and higher debt balances associated with advancing the Company's secured growth program in 2021;
•higher current income tax due to higher taxable earnings and an increase in U.S. minimum taxes; and
•lower cash distributions in excess of equity earnings as a result of the joint venture merger transaction with P66 which lowered Enbridge's economic interest in DCP.

Adjusted Earnings

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	3,758	3,269	11,620	10,314
Depreciation and amortization	(1,104)	(944)	(3,272)	(2,805)
Interest expense[2]	(826)	(654)	(2,324)	(1,941)
Income taxes[2]	(360)	(355)	(1,274)	(1,023)
Noncontrolling interests[2]	(20)	(34)	(58)	(90)
Preference share dividends	(82)	(98)	(271)	(280)
Adjusted earnings[1]	1,366	1,184	4,421	4,175
Adjusted earnings per common share[1]	0.67	0.59	2.18	2.06
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings increased $182 million and adjusted earnings per share was consistent when compared with the third quarter in 2021 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, offset by:

•higher depreciation expense on new assets placed into service throughout 2021, including the U.S. portion of the Line 3 Replacement Project, which was placed into service in the fourth quarter and EIEC acquired in October, 2021; and
•higher interest expense due to higher interest rates impacting floating-rate debt, lower capitalized interest associated with the U.S. portion of the Line 3 Replacement Project placed into service in the fourth quarter of 2021, and higher debt balances associated with advancing the Company's secured growth program in 2021.

CONFERENCE CALL

Enbridge will host a conference call and webcast on November 4, 2022 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide an enterprise wide business update and review 2022 third quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://events.q4inc.com/attendee/326327152. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free1-(800)-770-2030 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On November 2, 2022, our Board of Directors declared the following quarterly dividends. All dividends are payable on December 1, 2022 to shareholders of record on November 15, 2022.

Dividend per share
Common Shares[1]	$0.86000
Preference Shares, Series A	$0.34375
Preference Shares, Series B2	$0.32513
Preference Shares, Series D	$0.27875
Preference Shares, Series F	$0.29306
Preference Shares, Series H	$0.27350
Preference Shares, Series L3	US$0.36612
Preference Shares, Series N	$0.31788
Preference Shares, Series P	$0.27369
Preference Shares, Series R	$0.25456
Preference Shares, Series 1	US$0.37182
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.33596
Preference Shares, Series 7	$0.27806
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.30625
1 The quarterly dividend per common share was increased 3% to $0.86 from $0.835, effective March 1, 2022.
2 The quarterly dividend per share paid on Preference Shares, Series B was increased to $0.32513 from $0.21340 on June 1, 2022 due to reset of the annual dividend on June 1, 2022. On June 1, 2022, all outstanding Preference Shares, Series C were converted to Preference Shares, Series B.
3 The quarterly dividend per share paid on Preference Shares, Series L was increased to US$0.36612 from US$0.30993 on September 1, 2022 due to reset of the annual dividend on September 1, 2022.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s strategic plan, priorities and outlook; 2022 financial guidance, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG) and renewable energy; energy transition and low carbon energy and our approach thereto; environmental, social and governance (ESG) goals, and plans; anticipated utilization of our assets, expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of the Company’s businesses, including customer growth and organic growth opportunities; financial strength, capacity and flexibility; financing costs1; expectations on leverage, sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction and system expansion, optimization and modernization; capital allocation framework and priorities; impact of weather and seasonality; investment capacity; expected future growth and expansion opportunities, including secured growth program, development opportunities and low carbon and new energies opportunities and strategy, including with respect to the Woodfibre LNG investment, T-North and T-South expansions and open seasons and EIEC; expected acquisitions, dispositions and other transactions, and the timing and benefits thereof; expected future actions and decisions of regulators and courts and the timing and impact thereof, including with respect to Aii, Gray Oak Pipeline, Cactus II Pipeline and TGE; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to the Mainline and Texas Eastern, and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: energy transition, including the drivers and pace thereof; global economic growth and trade; the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy; prices of crude oil, natural gas, NGL, LNG and renewable energy; anticipated utilization of our assets; anticipated cost savings; exchange rates; inflation; interest rates; the COVID-19 pandemic and the duration and impact thereof; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; customer, regulatory and stakeholder support and approvals; anticipated construction and in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and impact thereof; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and expected adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows and expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG and renewable energy and the prices of these commodities are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for the Company’s services.

1 As at September 30, 2022, approximately 10% of Enbridge's debt is exposed to floating interest rates as well as 2023 debt maturities that require re-financing which, given rising interest rates, has had and could continue to have an impact on our financing costs.

Similarly, exchange rates, inflation, interest rates and the COVID-19 pandemic impact the economies and business environments in which the Company operates and may impact levels of demand for the Company’s services and cost of inputs and are, therefore, inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to expected EBITDA, expected adjusted EBITDA, expected earnings/(loss), expected adjusted earnings/(loss), expected DCF and associated per share amounts and estimated future dividends. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; customer, government and regulatory approvals on construction and in-service schedules and cost recovery regimes; and the COVID-19 pandemic and the duration and impact thereof.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the realization of anticipated benefits and synergies of projects and transactions, successful execution of our strategic priorities, operating performance, the Company's dividend policy, regulatory parameters, changes in regulations applicable to the Company's business, litigation, acquisitions and dispositions and other transactions, project approval and support, renewals of rights-of-way, weather, economic and competitive conditions, public opinion, changes in tax laws and tax rates, changes in trade agreements, political decisions, exchange rates, interest rates, inflation commodity prices, supply of and demand for commodities and the COVID-19 pandemic, including but not limited to those risks and uncertainties discussed in this and in the Company’s other filings with Canadian and U.S. securities regulators. The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and Enbridge’s future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statements made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to Enbridge or persons acting on the Company’s behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil or renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on two decades of experience in renewable energy to advance new technologies including wind and solar power, hydrogen, renewable natural gas and carbon capture and storage. We're committed to reducing the carbon footprint of the energy we deliver, and to achieving net zero greenhouse gas emissions by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Liquids Pipelines	1,946	1,673	6,093	5,756
Gas Transmission and Midstream	2,251	884	4,384	2,725
Gas Distribution and Storage	286	282	1,368	1,374
Renewable Power Generation	105	91	389	362
Energy Services	(70)	(204)	(348)	(379)
Eliminations and Other	(935)	(121)	(1,284)	191
EBITDA	3,583	2,605	10,602	10,029
Depreciation and amortization	(1,076)	(944)	(3,195)	(2,805)
Interest expense	(806)	(648)	(2,316)	(1,923)
Income tax expense	(318)	(199)	(1,044)	(952)
Earnings attributable to noncontrolling interests	(21)	(34)	(61)	(93)
Preference share dividends	(83)	(98)	(330)	(280)
Earnings attributable to common shareholders	1,279	682	3,656	3,976

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,269	1,898	6,581	5,623
Gas Transmission and Midstream	1,158	986	3,300	2,928
Gas Distribution and Storage	293	296	1,389	1,403
Renewable Power Generation	113	89	400	356
Energy Services	(132)	(116)	(302)	(277)
Eliminations and Other	57	116	252	281
Adjusted EBITDA	3,758	3,269	11,620	10,314
Depreciation and amortization	(1,104)	(944)	(3,272)	(2,805)
Interest expense	(826)	(654)	(2,324)	(1,941)
Income tax expense	(360)	(355)	(1,274)	(1,023)
Earnings attributable to noncontrolling interests	(20)	(34)	(58)	(90)
Preference share dividends	(82)	(98)	(271)	(280)
Adjusted earnings	1,366	1,184	4,421	4,175
Adjusted earnings per common share	0.67	0.59	2.18	2.06

EBITDA TO ADJUSTED EARNINGS

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	3,583	2,605	10,602	10,029
Adjusting items:
Change in unrealized derivative fair value (gain)/loss - Foreign exchange	1,334	436	1,751	(91)
Change in unrealized derivative fair value (gain)/loss - Commodity prices	(58)	88	(22)	102
Gain on joint venture merger transaction	(1,076)	—	(1,076)	—
Equity investment impairment	—	111	—	111
Equity earnings adjustment - DCP Midstream, LLC	—	38	26	104
Net inventory adjustment	(4)	—	68	—
Enterprise insurance strategy restructuring	(85)	—	15	—
Assets impairment	15	—	106	—
Other	49	(9)	150	59
Total adjusting items	175	664	1,018	285
Adjusted EBITDA	3,758	3,269	11,620	10,314
Depreciation and amortization	(1,076)	(944)	(3,195)	(2,805)
Interest expense	(806)	(648)	(2,316)	(1,923)
Income tax expense	(318)	(199)	(1,044)	(952)
Earnings attributable to noncontrolling interests	(21)	(34)	(61)	(93)
Preference share dividends	(83)	(98)	(330)	(280)
Adjusting items in respect of:
Depreciation and amortization	(28)	—	(77)	—
Interest expense	(20)	(6)	(8)	(18)
Income tax expense	(42)	(156)	(230)	(71)
Earnings attributable to noncontrolling interests	1	—	3	3
Preference share dividends	1	—	59	—
Adjusted earnings	1,366	1,184	4,421	4,175
Adjusted earnings per common share	0.67	0.59	2.18	2.06

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,269	1,898	6,581	5,623
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	(290)	(222)	(364)	84
Assets impairment	(8)	—	(55)	—
Property tax settlement	—	—	—	57
Other	(25)	(3)	(69)	(8)
Total adjustments	(323)	(225)	(488)	133
EBITDA	1,946	1,673	6,093	5,756

GAS TRANSMISSION AND MIDSTREAM

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,158	986	3,300	2,928
Equity investment impairment	—	(111)	—	(111)
Gain from joint venture merger transaction	1,076	—	1,076	—
Equity earnings adjustment - DCP Midstream, LLC	—	(38)	(26)	(104)
Other	17	47	34	12
Total adjustments	1,093	(102)	1,084	(203)
EBITDA	2,251	884	4,384	2,725

GAS DISTRIBUTION AND STORAGE

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	293	296	1,389	1,403
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	—	(2)	—	12
Other	(7)	(12)	(21)	(41)
Total adjustments	(7)	(14)	(21)	(29)
EBITDA	286	282	1,368	1,374

RENEWABLE POWER GENERATION

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	113	89	400	356
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	2	2	6	12
Other	(10)	—	(17)	(6)
Total adjustments	(8)	2	(11)	6
EBITDA	105	91	389	362

ENERGY SERVICES

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	(132)	(116)	(302)	(277)
Change in unrealized derivative fair value gain/(loss) - Commodity prices	58	(88)	22	(102)
Net inventory adjustment	4	—	(68)	—
Total adjustments	62	(88)	(46)	(102)
EBITDA	(70)	(204)	(348)	(379)

ELIMINATIONS AND OTHER

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	57	116	252	281
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	(1,046)	(214)	(1,393)	(17)
Enterprise insurance strategy restructuring	85	—	(15)	—
Impairment of lease assets	(7)	—	(51)	—
Other	(24)	(23)	(77)	(73)
Total adjustments	(992)	(237)	(1,536)	(90)
EBITDA	(935)	(121)	(1,284)	191

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,144	2,313	7,617	7,366
Adjusted for changes in operating assets and liabilities[1]	464	293	602	656
	2,608	2,606	8,219	8,022
Distributions to noncontrolling interests[2]	(60)	(66)	(184)	(207)
Preference share dividends	(81)	(92)	(254)	(274)
Maintenance capital expenditures[3]	(215)	(142)	(466)	(412)
Significant adjusting items:
Other receipts of cash not recognized in revenue[4]	48	23	173	74
Distributions from equity investments in excess of cumulative earnings[2]	148	52	474	297
Enterprise insurance strategy restructuring expenses	—	—	100	—
Other items	53	(91)	258	54
DCF	2,501	2,290	8,320	7,554
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.
3Maintenance capital expenditures are expenditures that are required for the ongoing support and maintenance of the existing pipeline system or that are necessary to maintain the service capability of the existing assets (including the replacement of components that are worn, obsolete or completing their useful lives). For the purpose of DCF, maintenance capital excludes expenditures that extend asset useful lives, increase capacities from existing levels or reduce costs to enhance revenues or provide enhancements to the service capability of the existing assets.
4Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.